Sound Revolution Inc. (OTC BB: SRVN) announces that Robin Ram has been appointed as Director and Chief Operating Officer

VANCOUVER, BC—June 27, 2006 -- Sound Revolution Inc., an online music distribution company, announces that on June 19, 2006 it appointed Robin Ram as its Chief Operating Officer and on June 26, 2006 the Board of Directors appointed him as a Director.

Robin Ram has over 30 years of management experience in multimedia marketing, sales, distribution and operations in retail, supplier and mass market distribution channels of the entertainment industry in Canada and the USA.

Mr. Ram, as Senior Vice President Business Development of BrandXtensions, partnered in the creation, development, production and marketing of The Pilates for Life DVD Series, The Baby Tutor Children’s DVD series and Branded CD series with media companies such as Much Music, CMT, Scream Television and CHUM. The Pilates for Life, nominated for a CEN Award, consistently appeared on the Top 10 Fitness Charts, The Baby Tutor Children’s Series received the Dove Family Seal of Approval and the Scream Halloween CD went on to be the #1 selling Halloween CD in the marketplace. He has created custom private branded product for The Family Channel, Labatt's, and negotiated distribution deals with both distribution companies and retailers across North America.

During his 5 year tenure as the Executive Vice President at an Independent Label, the label became and maintained the position as the # 1 Independent label in North America based on sales of music and other entertainment products. He is also responsible for creating exclusive Walt Disney Christmas music compilations which received Platinum and Gold awards for sales. He also negotiated and secured exclusive music compilations from Celine Dion and Walt Disney Records leading to exclusive retailer programs.

For four years, Mr. Ram acted as Vice President Purchasing & Marketing for Pindoff Record Sales Ltd., owners of Canadian music retain chain Music World. There he pursued and negotiated deals to expand business into non-traditional music retail areas and developed cross promotional programs with partners such as Hostess, Burger King and Kellogg's to expand branding programs.

From 1985 to 1990, Mr. Ram acted as Senior Vice President of Purchasing and Marketing for Sound Insight Ltd., the owners of A & A Records and Tapes, the largest music retailer in Canada at the time.

Throughout his career, Mr. Ram has personally created and executed programs which have raised funds for both regional and national charitable organizations such as The Canadian Red Cross, Music Therapy, Big Brothers/Big Sisters, and others.

"I'm delighted to have Robin Ram, with 30 years of continued success in the music and entertainment industries, joining our team in such a key role," says Sound Revolution President and CEO Penny Green, "Robin's contacts and experience with major corporations are what we need to grow Sound Revolution into an industry leader."

About Sound Revolution and Charity Tunes

Music can change the world. Sound Revolution Inc., an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.net, , or www.corporate.charitytunes.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc.
Investor Relations
1-888 646 5677
www.soundrevolution.net